Registration No. 333-179142
                                    _

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Amendment No.1 to
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                    _

STRYKER CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-1239739 (I.R.S. Employer Identification No.)
2825 Airview Boulevard, Kalamazoo, Michigan (Address of Principal Executive Offices)	49002 (Zip Code)

2011 LONG-TERM INCENTIVE PLAN
(Full title of the Plan)
                                    _

CURTIS E. HALL
Vice President and General Counsel
Stryker Corporation
2825 Airview Boulevard, Kalamazoo, Michigan  49002
(Name and address of agent for service)

(269) 389-2600
(Telephone number, including area code, of agent for service)
                                    _

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $.10 per share	25,000,000 shares	$52.68	$1,317,000,000	$150,928.2

(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1). The proposed maximum offering price per share is based upon the average of the high and low prices of the Common Stock on January 23, 2012 as reported on the New York Stock Exchange-Composite Transactions.

Explanatory Note

This amendment is being filed to correct technical errors related to the signatures on the Registration Statement as filed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                        Incorporation of Documents by Reference

            The following reports, description and other documents filed with the Securities and Exchange Commission (the "Commission") by Stryker Corporation ("Stryker" or the "Company") pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference into this Registration Statement:
(a)    Stryker's Annual Report on Form 10-K for the year ended December 31, 2010;
(b)    All other reports filed by Stryker pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since December 31, 2010; and
(c)    The description of the Stryker Common Stock contained in the Registration Statement on Form 8-A filed with the Commission under the Exchange Act on July 1, 1997 and in any amendment or report filed by Stryker for the purpose of updating such description.
            All documents subsequently filed by Stryker pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered pursuant hereto have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities

            Not Applicable.

Item 5.    Interests of Named Experts and Counsel

            The validity of the Common Stock to be issued under this Registration Statement has been passed upon by Timothy I. Williams, Senior Legal Counsel and Assistant Secretary of the Company. Mr.

Williams beneficially owns shares of Stryker Common Stock and options to purchase Stryker Common Stock granted pursuant to the Company's 2006 Long-Term Incentive Plan.

Item 6.    Indemnification of Directors and Officers

Our by-laws require us to indemnify our directors and certain officers as designated by our Board of Directors from time to time to the fullest extent authorized or permitted by law (as now or hereafter in effect). Such right to indemnification continues as to a person who has ceased to be a director or designated officer and inures to the benefit of his or her heirs, executors and personal and legal representatives. However, except for proceedings to enforce rights to indemnification, we are not obligated to indemnify any director or designated officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by our Board of Directors. The right to indemnification includes the right to be paid by Stryker, promptly as incurred, the reasonable expenses of defending or otherwise participating in any action, suit or proceeding in advance of its final disposition upon receipt of a written undertaking executed by or on behalf of such director or designated officer to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, if any, required for the indemnification of a person under the circumstances. We may, to the extent authorized from time to time by our Board of Directors, provide rights to indemnification and to the advancement of expenses to other officers, employees and agents of Stryker. These rights to indemnification and to the advancement of expenses are not exclusive of any other right that any person may have or hereafter acquire under our by-laws, our articles, any statute, agreement, vote of shareholders or disinterested directors or otherwise. Any repeal or modification of the relevant sections of our by-laws will not adversely affect any rights to indemnification and to the advancement of expenses of a director or designated officer existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
Under our by-laws, we also have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Stryker or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not we would have the power to indemnify him or her against such liability under applicable law.

Our articles provide that, to the full extent authorized or permitted by the Michigan Business Corporation Act (the “MBCA”), directors of Stryker will not be personally liable to Stryker or its shareholders for any acts or omissions in such person's capacity as a director. Any amendment, alteration or repeal of such provision of our articles by our shareholders will not adversely affect any right or protection of a director of Stryker for or with respect to any act or omission of such director occurring prior to, or at the time of, such amendment, alteration or repeal.
Section 561 of the MBCA provides that a Michigan corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative and whether formal or informal), other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 562 of the MBCA provides that a Michigan corporation may indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys' fees and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. The MBCA does not permit indemnification for a claim, issue or matter in which the person has been found liable to the corporation unless application for indemnification is made to, and ordered by, the court conducting the proceeding or another court of competent jurisdiction.
Section 563 of the MBCA provides that a director or officer who has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to in Sections 561 and 562 of the MBCA, or in defense of a claim, issue, or matter in the action, suit, or proceeding, shall be indemnified by the corporation against actual and reasonable expenses, including attorneys' fees, incurred by him or her in connection with the action, suit or proceeding, and an action, suit, or proceeding brought to enforce this mandatory indemnification.
The foregoing statements are subject to the detailed provisions of the MBCA, our articles and our by-laws.

Item 7.    Exemption from Registration Claimed

            Not Applicable.

Item 8.    Exhibits

4.         Instruments defining the rights of security holders, including indentures.

(i)    2011 Long-Term Incentive Plan.

(ii)    Composite copy of Restated Articles of Incorporation as amended through April 19, 2000 -- incorporated by reference to Exhibit 3(i) to the Company's Form 10-K for the year ended December 31, 2000 (Commission File No. 000-09165).

(iii) Certificate of Amendment of Restated Articles of Incorporation dated June 4, 2004 - incorporated by reference to Exhibit 3(i) to the Company's Form 10-Q for the quarter ended June 30, 2004 (Commission File No. 000-09165).

(iii)    By-Laws -- incorporated by reference to Exhibit 3(ii) to the Company's Form

8-K dated October 28, 2008 (Commission File No. 000-09165).

5.         Opinion re legality.

Opinion of Timothy I. Williams, Senior Legal Counsel and Assistant Secretary of the Company, including consent.

23.       Consent of experts and counsel.

(i)    Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of the Company.

(ii)    The consent of Timothy I. Williams, Senior Legal Counsel and Assistant Secretary of the Company, is contained in the opinion filed as Exhibit 5 of this Registration Statement.

24.       Power of attorney.

Included as part of the signature pages hereto.

Item 9.    Undertakings

            Stryker hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Stryker pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
            Stryker hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Stryker's Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Stryker, Stryker has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Stryker of expenses incurred or paid by a director, officer or controlling person of Stryker in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Stryker will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant, Stryker Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalamazoo, State of Michigan, on January 24, 2012.

STRYKER CORPORATION

By:       /s/ CURT R. HARTMAN
            Curt R. Hartman
Vice President and Chief Financial Officer

POWER OF ATTORNEY
            KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Curtis E. Hall and Dean H. Bergy, and each of them, with full power of substitution and resubstitution, as attorneys or attorney to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file with the Securities and Exchange Commission the same, with all exhibits thereto, and any and all applications or other documents to be filed with the Securities and Exchange Commission pertaining thereto, with full power and authority to do and perform any and all acts and things whatsoever required and necessary to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, hereby ratifying and confirming all that said attorneys, and any of them and any such substitute, may lawfully do or cause to be done by virtue hereof.
            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 24, 2012.

Signature	Title

/s/ STEPHEN P. MACMILLAN	President, Chief Executive Officer and Director
Stephen P. MacMillan	(Principal Executive Officer)

/s/ CURT R. HARTMAN	Vice President and Chief Financial Officer
Curt R. Hartman	(Principal Financial Officer)

/s/ TONY M. MCKINNEY	Vice President and Chief Accounting Officer
Tony M. McKinney	(Principal Accounting Officer)

/s/ HOWARD E. COX, JR.	Director
Howard E. Cox

/s/ SRIKANT M. DATAR	Director
Srikant M. Datar

/s/ ROCH DOLIVEUX	Director
Roch Doliveux

/s/ LOUISE L. FRANCESCONI	Director
Louise L. Francesconi

/s/ ALLAN C.GOLSTON	Director
Allan C. Golston

/s/ HOWARD L. LANCE	Director
Howard L. Lance

/s/ WILLIAM U. PARFET	Director
William U. Parfet

/s/ RONDA E. STRYKER	Director
Ronda E. Stryker

EXHIBIT INDEX
Exhibit
Number

4.         Instruments defining the rights of security holders, including indentures.

(i)    2011 Long-Term Incentive Plan.

(ii)    Composite copy of Restated Articles of Incorporation as amended through April 19, 2000 - incorporated by reference to Exhibit 3(i) to the Company's Form 10-K for the year ended December 31, 2000 (Commission File No. 000-09165).

(iii) Certificate of Amendment of Restated Articles of Incorporation dated June 4, 2004 -incorporated by reference to Exhibit 3(i) to the Company's Form 10-Q for the quarter ended June 30, 2004 (Commission File No. 000-09165).

(iii)    By-Laws - incorporated by reference to Exhibit 3(ii) to the Company's Form 8-K dated October 28, 2008 (Commission File No. 000-09165).

5.         Opinion re legality.

Opinion of Timothy I. Williams, Senior Legal Counsel and Assistant Secretary of the Company, including consent.

23.       Consent of experts and counsel.

(i)    Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of the Company.

(ii)    The consent of Timothy I. Williams, Senior Legal Counsel and Assistant Secretary of the Company, is contained in the opinion filed as Exhibit 5 of this Registration Statement.

24.       Power of attorney.

Included as part of the signature pages hereto